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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                        ---------------------------------

                                    FORM 8-K

                        ---------------------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 19, 2003

                                  COMBANC, INC.

             (Exact name of registrant as specified in its charter)

Delaware                             000-24925                  34-1853493
---------------------------         ------------                ----------
(State or other jurisdiction        (Commission                (IRS Employer
 of incorporation)                  File Number)            Identification No.)


229 E. Second Street, P.O. Box 429, Delphos, Ohio                 45833
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(Address of principal executive offices)                        (Zip Code)

       Registrant's telephone number, including area code: (419) 695-1055


Item 5.           Other Events

         On December 19, 2003, ComBanc, Inc. ("Issuer") and its wholly owned subsidiary, The Commercial Bank, Delphos, Ohio (the "Bank"), a state chartered bank that is a member of the Federal Reserve System, the Federal Reserve Bank of Cleveland (the "Reserve Bank") and the Ohio Division of Financial Institutions (the "Division") entered into a Written Agreement (the "Agreement") to address certain issues raised at the Bank's September, 2003 examination. Under the Agreement, the Bank is required to adopt and implement certain plans, policies and programs, including (i) loan policies and procedures that, among other things, control and monitor concentrations of credit and procedures for exceptions, (ii) a loan review program designed to identify, categorize and monitor problem credits, assess the overall quality of the Bank's loan portfolio and address loan deficiencies, (iii) an asset improvement plan to improve the Bank's position through repayment, amortization, liquidation, additional collateral or other means on each loan or other asset in excess of $200,000 that is past due or adversely classified, (iv) a capital plan to achieve and maintain sufficient capital at Issuer and the Bank, (v) a written program to identify, measure, monitor and manage the Bank's market risk exposure, and (vi) a written program to ensure the Bank's compliance with all applicable federal and state consumer protection laws and regulations. Additionally, within 60 days of the Agreement, the Bank's Board of Directors will submit to the Reserve Bank and the Division a written plan to strengthen board oversight

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of the management and operations of the Bank. Within 60 days of the Agreement, the Bank is required to take all steps necessary to correct all documentation and credit information deficiencies and loan policy exceptions noted in the examination, including obtaining accurate and current financial statements and appraisals, and during the term of the Agreement, the Bank is to maintain current and complete documentation on all loans consistent with its approved loan policies. The Bank also is required to (i) maintain, through charges to current operating income, an adequate valuation reserve for loan and lease losses, (ii) take all necessary steps consistent with sound banking practices to correct all violations of laws and regulations, and (iii) take all steps necessary to ensure the Bank's future compliance with all applicable laws and regulations.

         The Agreement prohibits Issuer and the Bank from declaring or paying any dividends without the prior written approval of the Reserve Bank, the Division and the Director of the Division of Banking Supervision and Regulation of the Board of Governors, and Issuer cannot take any dividends or other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Division. Accordingly, Issuer will not pay any dividend for the fourth quarter of 2003 and quarterly dividend payments in the future will be suspended until such time that such regulatory approval is granted. Under the Agreement, Issuer also shall not, directly or indirectly, incur any debt without the prior written approval of the Reserve Bank and the Division. Under the Agreement, the Board of Directors of Issuer and the Bank are required to appoint a joint committee comprised of three (3) or more outside directors to monitor Issuer's and Bank's compliance with the Agreement (the "Compliance Committee").

         The Board of Directors and management of Issuer and the Bank have formulated and put in motion the following action plans in order to address the issues raised by the Agreement, including (i) the allocation of $2,340,000 from nine months earnings to the Bank's Reserve for Loan Loss to protect against future loan losses; (ii) the retention of an outside loan review firm to verify the quality of the Bank's loan portfolio and to identify any future potential loan problems; (iii) the retention of a work-out specialist to help improve asset quality by overseeing the collection efforts of the Bank's major non-performing loans; and (iv) the retention of a consulting firm to search for a new Head of Credit Administration and to assist with the revamping of the Bank's existing Loan Department.

         Management believes that it will be able to adopt and implement the various plans, policies and programs required by the Agreement. However, no assurance can be given that management will be successful in such efforts.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     COMBANC, INC.


                                     By:      /s/ Paul G. Wreede
                                        -----------------------------
                                              Name:   Paul G. Wreede
                                              Title:  President, Chief Executive
                                                      Officer and Director

Date:  December 24, 2003